Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

The following are the significant subsidiaries of eXoZymes Inc. as of December 31, 2023 and the states or jurisdictions in which they are organized.

Name	Location of Formation	Ownership

Invizyne Technologies, Inc	California	100%